Exhibit 99.1

Empire Resources Reports Results for Second Quarter of 2015

•	Net Sales are $134.5 Million

•	Operating Income Totals $2.0 Million

•	GAAP Net Income per Diluted Share Is $0.06; Non-GAAP Net Income per Diluted Share Is $0.02

Fort Lee, NJ, August 14, 2015 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the second quarter of 2015 were $134.5 million, compared with $146.5 million in the second quarter of 2014. A 23% increase in U.S. sales in the second quarter of 2015 compared with the prior year period was offset by lower sales in all other regions, especially Latin America, where the Company has substantially reduced its activity due to the severe economic stresses there.

Gross profit for the second quarter of 2015 was $5.7 million, or 4.2% sales, compared with $7.0 million, or 4.8% of sales, in the second quarter of 2014. Gross profit was negatively impacted by the lower sales level as well as increased competitive pressures across all regions compared with the prior year second quarter.

Operating income for the second quarter of 2015 was $2.0 million, compared with $3.5 million for the second quarter of 2014 reflecting the lower gross margin and a 5% increase in SG&A costs due to higher legal and consulting expenses.

Net interest expense for the second quarter of 2015 increased to $1.6 million from $1.1 million in the second quarter of 2014, as a result of increased bank loans primarily to support higher inventory levels, higher accounts receivable and lower accounts payable balances. The Company has focused on reducing inventories in 2015, which totaled $163.3 million at June 30, 2015, compared with $186.8 million at March 31, 2015, and $192.1 million at December 31, 2014. Inventories at the end of the second quarter of 2014 were $124.3 million.

The Company recognized a non-cash non-operating gain of $0.4 million in the second quarter of 2015 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating gain of $0.2 million in the 2014 second quarter.

Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company's stock price, with increases in the stock price causing losses, increasing the value of the derivative liability, while decreases in the stock price produce gains, reducing the value of the derivative liability. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.  Accordingly, no tax effect was given to the non-cash non-operating gain of $0.4 million in the second quarter of 2015, or the non-cash non-operating gain of $0.2 million in the second quarter of 2014.

Non-GAAP net income for the second quarter of 2015, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, was $0.3 million, or $0.02 per diluted share, compared with $1.5 million, or $0.12 per diluted share in the second quarter of 2014.

On a GAAP basis, the Company reported net income for the second quarter of 2015 of $0.8 million, or $0.06 per diluted share, compared with net income of $1.6 million, or $0.15 per diluted share, in the second quarter of 2014.

For the first six months of 2015, net sales increased 6% to $302.7 million and net income was $2.5 million, or $0.15 per diluted share, on a GAAP basis, and $1.3 million, or $0.11 per diluted share, on a non-GAAP basis. For the first six months of 2014, net sales were $284.8 million and net income was $2.5 million, or $0.26 per diluted share, on a GAAP basis, and $2.8 million, or $0.23 per diluted share, on a non-GAAP basis.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com

Condensed Consolidated Statements of Income
(In thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
				(see note 20)
Net sales	$134,486	$146,516	$302,739	$284,833
Cost of goods sold	128,808	139,501	289,885	271,331
Gross profit	5,678	7,015	12,854	13,502
Selling, general and administrative expenses	3,640	3,482	7,538	6,781
Operating income	2,038	3,533	5,316	6,721
Interest expense, net	1,571	1,091	3,246	2,182
Income before other expenses	467	2,442	2,070	4,539
Other expenses
Change in value of derivative liability	412	249	1,408	(180)
Income before income taxes	879	2,691	3,478	4,359
Income taxes	75	1,045	1,019	1,905
Net income	$804	$1,646	$2,459	$2,454
Weighted average shares outstanding:
Basic	8,863	8,669	8,753	8,649
Diluted	11,864	11,968	11,821	11,949
Earnings per share:
Basic	$0.09	$0.19	$0.28	$0.28
Diluted	$0.06	$0.15	$0.15	$0.26

See notes to unaudited condensed consolidated financial statements

Non-GAAP Consolidated Statements of Income
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP income before income taxes	879	2,691	3,478	4,359
Elimination of the change in value of derivative liability	(412)	(249)	(1,408)	180
Non-GAAP net income before taxation	467	2,442	2,070	4,539
Income taxes	182	952	807	1,770
Non-GAAP net income	$285	$1,490	$1,263	$2,769
Weighted average shares outstanding:
Basic	8,863	8,669	8,753	8,649
Diluted	11,864	11,968	11,821	11,949
Non-GAAP earnings per share:
Basic	$0.03	$0.17	$0.14	$0.32
Diluted	$0.02	$0.12	$0.11	$0.23

Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)

	June 30, 2015	December 31, 2014
	Unaudited
ASSETS
Current assets:
Cash	$4,039	$1,130
Trade accounts receivable (less allowance for doubtful accounts of $544 and $562)	87,220	89,693
Inventories	163,291	192,064
Deferred tax assets	3,834	3,911
Advance to supplier, net of imputed interest of $13 and $66	1,654	3,277
Other current assets, including derivatives	17,304	18,605
Total current assets	277,342	308,680
Preferential supply agreement, net	160	321
Long-term financing costs, net of amortization	944	1,024
Property and equipment, net	4,358	4,258
Total assets	$282,804	$314,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$184,836	$201,088
Subordinated convertible debt net of unamortized discount of $476	10,524	-
Trade accounts payable	28,720	42,626
Income taxes payable	4,381	4,190
Accrued expenses and derivative liabilities	3,901	4,137
Dividends payable	217	449
Total current liabilities	232,579	252,490

Subordinated convertible debt net of unamortized discount of $803	-	10,197
Derivative liability for embedded conversion option	1,325	2,734
Deferred taxes payable	58	51
Total liabilities	233,962	265,472

Commitments (Note 18)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at June 30, 2015 and December 31, 2014	117	117
Additional paid-in capital	13,038	13,678
Retained earnings	42,829	40,805
Accumulated other comprehensive loss	(589)	(334)
Treasury stock, 3,091,702 and 2,843,717 shares at June 30, 2015 and December 31, 2014, respectively	(6,553)	(5,455)
Total stockholders' equity	48,842	48,811
Total liabilities and stockholders' equity	$282,804	$314,283

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows - operating activities:
Net income	$2,459	$2,454
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	318	317
Change in value of derivative liability	(1,408)	180
Amortization of convertible note discount	327	283
Imputed interest on vendor advance	(43)	(103)
Amortization of supply agreement	160	160
Deferred income taxes	85	45
Foreign exchange loss and other	342	2
Stock-based compensation		373
Changes in:
Trade accounts receivable	1,907	(39,954)
Inventories	28,080	15,421
Other current assets	1,294	448
Trade accounts payable	(13,898)	(10,742)
Income taxes payable	199	1,708
Accrued expenses and derivative liabilities	(194)	3,260
Net cash provided by/(used in) operating activities	19,628	(26,148)
Cash flows - investing activities:
Repayment related to supply agreement	1,666	1,667
Purchases of property and equipment	(180)	(16)
Net cash provided by investing activities	1,486	1,651
Cash flows - financing activities:
(Repayment of)/proceeds from notes payable – banks	(15,600)	26,255
Repayments - mortgage payable	-	(90)
Deferred financing costs	(158)	(965)
Dividends paid	(668)	(431)
Treasury stock purchased	(1,098)	(13)
Purchase of stock options	(922)	-
Proceeds from stock options exercised	-	15
Excess tax benefit related to purchase of stock options	282	-
Net cash (used in)/provided by financing activities	(18,164)	24,771
Net increase in cash	2,950	274
Effect of exchange rate	(41)	(2)
Cash at beginning of period	1,130	2,477
Cash at end of the period	$4,039	$2,749
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,769	$2,502
Income taxes	$2,046	$1,404
Non cash financing activities:
Dividend declared but not yet paid	$216	$217

See notes to unaudited condensed consolidated financial statements